FOR IMMEDIATE RELEASE - page 1 of 2

Harold's Stores, Inc. Releases Significantly Improved Operating Results For First Quarter Ended May 3, 2003

Company achieves nearly break even first quarter performance after excluding losses associated with closing of seven unprofitable stores and an inventory liquidation event

Dallas, TX - June 3, 2003 - Harold's Stores, Inc. (AMEX symbol: HLD) (the "Company"), a chain of upscale ladies' and men's specialty apparel stores, announced today operating results for the first quarter and year-to-date period ended May 3, 2003.

The Company reported a loss before income tax of $2.2 million, or $(0.41) per share for the first quarter of 2003, as compared to a loss before income tax of $695,000, or $(0.14) per share, for the first quarter of last year. Included in the first quarter 2003 results are costs associated with the closing of seven unprofitable stores and an event conducted to liquidate excess inventory. Excluding the operating losses and the impact of non-recurring expenses associated with such closings and event, the loss was $(56,000), or $(0.01) per share.

"We are very pleased with our improving financial performance this quarter," said Clark Hinkley, Chief Executive Officer. "Our sales trends improved dramatically and have remained strong during the month of May. We are making sure that we have placed the proper investments into our full-line retail store inventories and our customers have responded favorably." Mr. Hinkley continued, "It is important to note that if you aggregate the four-wall losses incurred in the seven closing locations during the quarter, as well as an event conducted to liquidate excess inventory, that the Company would have essentially reported a break even result. This is due to the significant expenses incurred to close these operations, as well as considerable markdowns recorded to sell through the inventory in each location. As of today, all previously-announced store closings have been completed."

Comparable store sales for the full-line retail stores increased 8.2% for the quarter and year-to-date. Outlet comparable store sales declined 7.2% for the quarter and year-to-date. The Company's total comparable store sales increased 6.6% for the quarter and year-to-date.

Net sales for the quarter reached $24.7 million, a 2.3% increase from total first quarter sales of $24.1 million during the same period of the previous year.

The Company ended the first quarter with inventories of $20.3 million, down $671,000, or 3% from the same time the previous fiscal year. Additionally, the Company's total current and long-term debt obligations declined by $2.3 million at the end of the quarter as compared to the same time prior year.

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc. currently operates 40 full-line upscale ladies' and men's specialty stores and 3 outlets in 20 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc., wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for 2003 to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

Financial Information Contact:

Jodi L. Taylor

Chief Financial Officer

Harold's Stores, Inc.

405-329-4045

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HAROLD'S STORES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands Except Per Share Data)

	13 Weeks Ended
	May 3, 2003	May 4, 2002

Sales	$ 24,695	$ 24,144

Costs and expenses:
Costs of goods sold (including occupancy and central buying expenses, exclusive of items shown separately below)	17,521	16,113

Selling, general and administrative expenses	6,998	7,419

Store closing expenses	1,168

Depreciation and amortization	969	1,004

Interest expense	228	303

	26,884	24,839

Loss before income taxes	(2,189)	(695)

Benefit for income taxes	-	-

Net loss	$ (2,189)	$ (695)

NET LOSS APPLICABLE TO COMMON STOCK: Net loss	$ (2,189)	$ (695)

Less: Preferred stock dividends	326	170

Net loss applicable to common stock	$ (2,515)	$ (865)

Net loss per common share:
Basic and diluted	$ (0.41)	$ (0.14)

Weighted average number of common shares - basic	6,100	6,090